Exhibit 10.61

FOURTH  AMENDMENT TO AMENDED

AND RESTATED CREDIT AGREEMENT

This Fourth Amendment is made as of March 14, 2008 (the “Amendment”), by and between ML Macadamia Orchards, L.P., a Delaware limited partnership, and ML Resources, Inc., a Hawaii corporation (collectively, the “Borrower”) and American AgCredit, PCA (the “Lender”).

RECITALS

A.           Borrower and Lender entered into an Amended and Restated Credit Agreement dated as of May 1, 2004, as amended by that certain Amendment to Amended and Restated Credit Agreement dated as of August 17, 2004, that certain Waiver and Amendment dated as of March 15, 2005, that certain Second Amendment to Amended and Restated Credit Agreement dated as of December 27, 2005, that certain Waiver dated as of March 29, 2007, and that certain Third Amendment to Amended and Restated Credit Agreement dated as of July 5, 2007 (as amended, the “Agreement”).  The Agreement governs the payment of a Term Loan Promissory Note dated May 1, 2000 in the sum of $4,000,000.00 and a Revolving Loan Promissory Note dated May 1, 2004 in the sum of $5,000,000.00 (the “Notes”) and a Supplemental Security Agreement dated May 1, 2004.

B.             The principal amount outstanding on the Notes as of the date of this Amendment is $4,700,000.00.  There remains available a commitment to fund $1,500,000.00 on the May 1, 2004 Revolving Loan Promissory Note.

C.             Borrower has requested that Lender (i) waive compliance with the terms of the Restricted Payment covenant, Debt Coverage Ratio and Minimum Tangible Net Worth requirement in the Agreement for fiscal year ended December 31, 2007 and (ii) modify the Minimum Tangible Net Worth requirement.

D.            Lender has agreed to the waiver and amendment requested.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                                       Defined Terms.  All capitalized terms not defined herein shall have the meanings assigned in the Agreement.

2.                                       Conditions Precedent.  The waiver and amendment are hereby granted provided the following conditions are satisfied by no later than March 14, 2008:

(a)                                  Execution and delivery of this Amendment to Lender.

(b)                                 Payment by Borrower of a waiver and amendment fee in the amount of $14,250.

3.                                       Maximum Revolving Loan Amount, Reduction.  The “Maximum Revolving Loan” amount is hereby reduced from Five Million Dollars ($5,000,000) to Four Million Five Hundred Thousand Dollars ($4,500,000).

4.                                       RLOC Pricing Grid, Revision.  For fiscal years 2008 and thereafter, until Lender’s receipt of Borrower’s 2008 year end audited financial statements (at which time the pricing grid shall revert to that originally provided in the Agreement), the pricing grid set forth in Section 2.4(c) of the Agreement is hereby amended to read as follows:

Consolidated Funded Debt to Consolidated EBITDA Ratio Level	Applicable Margin Fixed Rate	Applicable Margin Base Rate
All Tiers	2.50%	0.75%

5.                                       Term Loan Tranche B Pricing Grid, Revision.  For fiscal years 2008 and thereafter, until Lender’s receipt of Borrower’s 2008 year end audited financial statements (at which time the pricing grid shall revert to that originally provided in the Agreement), the pricing grid set forth in Section 2.5(c) of the Agreement is hereby amended to read as follows:

Consolidated Funded Debt to Consolidated EBITDA Ratio Level	Applicable Margin Fixed Rate
All Tiers	2.75%

6.                                     Monthly Financial Reporting.  Section 6.1(a) of the Agreement is hereby amended to read as follows:

(a)                                  Within fifteen (15) days after the end of each calendar month ending January 31, February 28/29, April 30, May 31, July 31, August 31, October 31 and November 30, and forty five (45) days after the end of each calendar quarter ending March 31, June 30, September 30 and December 31  (i) financial and other information requested by Lender, including an internally-prepared (or publicly-filed, if available) statement of income and cash flow, balance sheet (and management letter, if the month end is also a Fiscal Quarter end), each of which shall provide comparisons to the prior year’s equivalent period and to the budgets provided to Lender, (ii) the certification of the chief financial officer of Borrower that all such financial statements and schedules are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments), the financial position, the results of operations and the statements of cash flows of Borrower as at the end of such month (and for the Fiscal Quarter just ended, if applicable), and that there was no Default or Event of Default in existence as of such time; and (iii) if the month end is also a Fiscal Quarter end, a certificate in the form attached hereto as Exhibit B, containing the certification of Borrower’s chief financial officer that Borrower has complied with all of the covenants set forth in Section 8.12 as of the end of such Fiscal Quarter;

7.                                     Restricted Payments, Waiver, Revision.  Borrower’s non-compliance with the provisions of Section 8.9 for fiscal year end 2007 is waived.  Additionally, item (d) in Section 8.9 of the Agreement is hereby amended to read as follows:

“(d) no Restricted Payments shall be declared or made  during fiscal year 2008.”

8.                                     Minimum Tangible Net Worth, Waiver, Revision.  Borrower’s non-compliance with the provisions of Section 8.12(a) for fiscal year end 2007 is waived.  Additionally, Section 8.12(a) of the Agreement is hereby amended and restated in its entirety to provide as follows:

(a)                                  Minimum Tangible Net Worth.  MLO shall not permit its Tangible Net Worth, as of the last day of any Fiscal Year, beginning with the Fiscal Year ending December 31, 2008, to be less than the applicable “Minimum Tangible Net Worth Amount.”  The Minimum Tangible Net Worth Amount shall be Thirty-Nine Million Dollars ($39,000,000.00).

9.                                     Consolidated Debt Coverage Ratio, Waiver.  Borrower’s non-compliance with the provisions of Section 8.12(c) for fiscal year end 2007 is waived.  Additionally, Section 8.12 (c) of the Agreement is hereby amended to include the following:

The Debt Coverage Ratio shall not be measured for the quarters ending March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008.

10.                                 Minimum Quarterly Consolidated EBITDA, New.  The following subsection is hereby added to Section 8.12 of the Agreement for fiscal year 2008:

(d)                                 Minimum Quarterly EBITDA.  MLO shall not permit its Consolidated EBITDA for each Fiscal Quarter of 2008, beginning with the Fiscal Quarter ending March 31, 2008, to be less than the applicable “Minimum Quarterly Consolidated EBITDA Amount.”  The Minimum Quarterly Consolidated EBITDA Amount for each such Fiscal Quarter is set forth in the following table:

Fiscal Quarter ended 3/31/2008	$(55,000)
Fiscal Quarter ended 6/30/2008	$(300,000)
Fiscal Quarter ended 9/30/2008	$950,000
Fiscal Quarter ended 12/31/2008	$(1,950,000)

11.                               Additional Security.   On or before May 1, 2008, Borrower shall execute and deliver to Lender, as additional security for the Loans, a mortgage or deed of trust in form and substance satisfactory to Lender in Lender’s sole and absolute discretion, granting to Lender a first lien on the real property described in Exhibit “A” attached hereto (the “Orchards”), including crops grown and to be grown thereon.

12.                               No Defaults.  Borrower represents and warrants that, except as disclosed herein, it is in compliance with all of the terms and conditions contained in the Agreement as previously modified and that it is not aware of any event that is or would become an Event of Default as that term is defined in the Agreement.

13.                               Authorization.  Borrower further represents and warrants that each of the signatories hereto has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

14.                               Continuing Validity.  Except as expressly modified or changed by this Amendment, the terms of the original Agreement and all other related loan documents remain unchanged and in full force and effect.  Consent by the Lender to the changes described herein does not waive Lender’s right to strict performance of the terms and conditions contained in the Agreement as amended, nor obligate the Lender to make future changes in terms.  Nothing in this Amendment will constitute a satisfaction of the Indebtedness.  It is the Lender’s intention to retain as liable parties all makers, guarantors, endorsers of the original Indebtedness, unless Lender expressly releases such party in writing.

15.                               Counterparts.  This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

ML MACADAMIA ORCHARDS, L.P., a Delaware limited partnership

By:	ML RESOURCES, INC., a Hawaii corporation, its
managing general partner

By:	/S/ Dennis J. Simonis

Name:	Dennis J. Simonis

Title:	President/CEO

ML RESOURCES, INC., a Hawaii corporation

By:	/s/ Dennis J. Simonis

Name:	Dennis J. Simonis

Title:	President & CEO

AMERICAN AGCREDIT, PCA

By:	/s/ Vern Zander

Vern Zander, Vice-President